Exhibit 10.18
TRANE TECHNOLOGIES
SUPPLEMENTAL PENSION PLAN
(AMENDED AND RESTATED EFFECTIVE MAY 4, 2020)
INTRODUCTION
The purpose of this Trane Technologies Supplemental Pension Plan (the “Supplemental Pension Plan”) is to provide a vehicle under which supplemental benefits can be paid to salaried employees employed by Trane Technologies Company LLC (the “Company”) and certain subsidiaries and affiliates of the Company (the “Employees”) whose benefits under the Trane Technologies Pension Plan Number One (the “Qualified Pension Plan”) are limited by plan qualification maximums imposed by the Internal Revenue Code of 1986, as amended (the “Code”). It is intended that this Supplemental Pension Plan be treated as “a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of the Employee Retirement Income Security Act of 1974, as amended.
The Company recognizes that in certain circumstances it is desirable to provide pension benefits to Employees which are supplemental to those provided by the Qualified Pension Plan. The circumstances in which supplemental benefits will be paid are:
•when the limitation on benefits payable under the Company’s Qualified Pension Plan as specified in Section 415 of the Code (the “Section 415 Limits”) reduces the benefit otherwise payable under the Qualified Pension Plan;
•when, effective for years after 1988, the limitation on the amount of compensation that may be taken into account in determining benefits under the Company’s Qualified Pension Plan, as specified in Section 401(a)(17) of the Code (the “Section 401(a)(17) Limit”), reduces the benefit otherwise payable under the Qualified Pension Plan; and
•when the amount of compensation that may be taken into account in determining benefits under the Company’s Qualified Pension Plan due to deferrals under the Trane Technologies Executive Deferred Compensation Plan (the “Deferral Plan”) further reduces the benefit otherwise payable under the Qualified Pension Plan.
All capitalized terms that are not otherwise defined herein shall have the same meaning as under the Qualified Pension Plan. For periods prior to May 1, 2020, the term “Company” means Ingersoll-Rand Company, a New Jersey corporation and its successors or assigns. References to Trane Technologies entities or plans include such entities or plans prior to any name change, e.g., references to the Trane Technologies Executive Deferred Compensation Plan include the IR Executive Deferred Compensation Plan.

Notwithstanding any other provision of this Supplemental Pension Plan to the contrary, no benefit shall be payable under this Supplemental Pension Plan if, pursuant to the effective date rules of Section 885(d) of the American Jobs Creation Act of 2004 and Treasury Regulations section 1.409A-6(a) such benefit would be subject to Section 409A of the Code. Accordingly, the benefits payable under this Supplemental Pension Plan shall be limited (as further defined herein) to the benefits accrued and vested hereunder as of December 31, 2004, and all additional benefits of the kind provided hereunder shall be provided under the terms of the Trane Technologies Supplemental Pension Plan II.
This Supplemental Pension Plan was amended and restated effective for all persons who retire or otherwise terminate employment on or after January 1, 2003, except those persons employed by The Torrington Company, and superseded the provisions of the Company’s Supplemental Pension Plan maintained by the Company prior to January 1, 2003. This Supplemental Pension Plan was amended and restated effective January 1, 2005. The provisions of the Supplemental Pension Plan, as in effect prior to January 1, 2003 shall continue to be applicable to persons employed by The Torrington Company.
Effective February 29, 2020, Ingersoll-Rand plc spun off all shares of common stock of its wholly owned subsidiary, Ingersoll-Rand U.S. HoldCo, Inc., to shareholders of Ingersoll-Rand plc, followed by the merger of Ingersoll-Rand U.S. HoldCo, Inc. into a wholly owned subsidiary of Gardner Denver Holdings, Inc. (the “RMT Transaction”). In connection with the RMT Transaction, Ingersoll-Rand Industrial U.S., Inc. and its affiliates assumed all obligations under the Supplemental Pension Plan with respect to individuals associated with the business merged into the subsidiary of Gardner Denver Holdings, Inc., and the Supplemental Pension Plan has no continuing obligations with respect to such individuals.
Effective March 2, 2020, Ingersoll-Rand plc changed its name to Trane Technologies plc, and the names of other entities in the Trane Technologies controlled group, certain committees and certain benefit plans changed thereafter to reflect the new Trane Technologies name. As a result of an internal corporate restructuring, Trane Technologies Company LLC succeeded to substantially all of the assets and liabilities of Ingersoll-Rand Company effective May 1, 2020, and the Supplemental Pension Plan became known as the Trane Technologies Supplemental Pension Plan, effective May 4, 2020.
The Company now hereby amends and restates this Supplemental Pension Plan effective as of May 4, 2020 to reflect the transactions and name changes described above.
SECTION 1
SUPPLEMENTAL PLAN BENEFITS

1.1 Excess Pension Benefit. An Employee shall be entitled to a benefit under this Supplemental Pension Plan only if his or her benefit determined under the Qualified Pension Plan is less than the amount such benefit would have been if (i) the Section 415 Limits did not apply, (ii) the definition of Compensation specified under such Qualified Pension Plan did not exclude compensation after 1988 in excess of the Section 401(a)(17) Limit, and (iii) the definition of Compensation specified under such Qualified Pension Plan did not exclude compensation deferred under the Deferral Plan.
If an Employee’s benefit from the Qualified Pension Plan is reduced as a result of any of the conditions described in the preceding paragraph, the amount of benefit to which the Employee shall be entitled to receive under this Supplemental Pension Plan shall be determined based on the excess of (a) over (b) where:
(a) is the benefit which would have been payable under the terms of the Qualified Pension Plan as a single life annuity with benefits payable monthly if (i) the Section 415 Limits did not apply, (ii) the definition of Compensation specified under the Qualified Pension Plan did not exclude compensation after 1988 in excess of the Section 401(a)(17) Limit, (iii) the definition of Compensation specified under the Qualified Pension Plan did not exclude compensation deferred under the Deferral Plan; and (iv) the Employee had terminated service for purposes of the accrual and vesting of benefits under the Qualified Pension Plan on December 31, 2004; and
(b) is the benefit which would have been payable as a single life annuity to the Employee under the terms of the Qualified Pension Plan if the Employee had terminated service for purposes of the accrual and vesting of benefits under the Qualified Pension Plan on December 31, 2004.
Notwithstanding the terms of subparagraph (a), if an Employee elected by the Board of Directors of the Ingersoll-Rand Company or its parent entity as an officer of the Company or its predecessor(s) attained age 62 on or before December 31, 2004, the amount determined under subparagraph (a) shall be determined without regard to any reduction under the terms of the Qualified Pension Plan by reason of the Employee’s Determination Date having preceded his Normal Retirement Date under the Qualified Pension Plan.
1.2 Certain Corporate Transactions. Notwithstanding anything in this Supplemental Pension Plan to the contrary, an individual shall cease to participate in the Supplemental Pension Plan and shall not be entitled to any benefits under the Supplemental Pension Plan if the obligation to provide the individual’s benefits under this Supplemental Pension Plan was assumed by (i) Ingersoll-Rand Industrial U.S., Inc. and/or its affiliates in connection with the RMT Transaction, (ii) Allegion plc and/or its affiliates in connection with the distribution of Allegion plc shares to Ingersoll-Rand plc shareholders in 2013, or (iii) any other entity in connection with a business transaction in which the relevant transaction agreement provided for assumption of such obligation.
SECTION 2
VESTING

2.1 Vesting. An Employee shall be vested in the benefit provided under Section 1.1 of this Supplemental Pension Plan in accordance with the vesting provisions of the Qualified Pension Plan, but disregarding any vesting credit the Employee may have under the Qualified Pension Plan for periods after December 31, 2004.

SECTION 3
DISTRIBUTIONS

3.1 Time and Form of Benefit Payments.
(a) Benefits vested in accordance with Section 2.1 and payable under this Supplemental Pension Plan shall be made in the event of termination of employment by reason of death, disability, retirement or otherwise. Benefits shall be payable solely in the form of a lump sum.
(b) The lump sum amount payable to an Employee shall be the lump sum value of the single life annuity determined under Section 1.1 determined under the same interest and mortality assumptions and to determine lump sum distributions under the Qualified Pension Plan on December 31, 2004. Accordingly, the lump sum payment shall equal the lump sum amount that would have been payable to the Employee under this Supplemental Pension Program if the Employee had actually terminated employment in December 31, 2004, increased to reflect interest and the Employee’s survival until the Payment Date based on the same interest and mortality assumptions used to determine the lump sum amount that would have been payable if the Employee had terminated employment on December 31, 2004.
(c) An Employee’s Payment Date shall be the later of (1) the first business day of the year following the year of the Employee’s termination of employment (or earlier separation from service under the general rules under section 409A of the Code), or (2) the first day of the sixth month following the date of the employee’s termination of employment (or earlier separation from service under the general rules under section 409A of the Code). However, an Employee who is a participant in the Trane Technologies Elected Officers Supplemental Program or the Trane Technologies Key Management Supplemental Program may file a deferral election under the Deferral Plan at least one year in advance of the Employee’s termination of employment (or earlier separation from service under the general rules under section 409A of the Code) to defer the payment under the Deferral Plan.
(d) In the event a valid deferral election is made under the Deferral Plan, the lump sum amount that would have otherwise been payable under this Supplemental Pension Plan shall be credited to the Deferral Plan as soon as practicable after the Determination Date.
3.2 Payments to Beneficiaries. In the event that an Employee dies prior to the Payment Date, the benefit determined under Sections 1.1 and 3.1 shall be payable to the Employee’s beneficiary(ies) under the Qualified Pension Plan thirty (30) days after the date of the Employee’s death, or as soon as practicable thereafter.

3.3 Withholding. The Company shall be entitled to withhold from the payment due under this Supplemental Pension Plan any and all taxes of any nature required by any government to be withheld from such payment.
3.4 Loans. No loans to Employees shall be permitted under this Supplemental Pension Plan.
SECTION 4
MISCELLANEOUS

4.1 Amendment and Termination.
(a) This Supplemental Pension Plan may, at any time and from time to time, be amended or terminated, without consent of any Employee or beneficiary by (i) the Board of Directors of Trane Technologies plc (or if Trane Technologies plc is a subsidiary of any other company, of the ultimate parent company) or the Compensation Committee (as described in Section 4.3), or (ii) in the case of amendments which do not materially modify the provisions hereof, the Company’s Administrative Committee (as described in Section 4.3), provided, however, that no such amendment or termination shall reduce any benefits accrued or vested under the terms of this Supplemental Pension Plan as of the date of termination or amendment.
(b) Notwithstanding the foregoing, following a “change in control” of Trane Technologies plc, any amendment modifying or terminating this Supplemental Pension Plan shall have no force or effect. For purposes hereof, a “change in control” shall have the meaning designated: (i) in the Trane Technologies Company LLC Amended and Restated Grantor Trust Agreement between the Company and the trustee, as amended, or (ii) in such other trust agreement that restates or supersedes the agreement referred to in clause (i), in either case for purposes of satisfying certain obligations to executive employees of the Company. For purposes of this Section 4, the term “change in control” shall refer solely to a “change in control” of Trane Technologies plc.
4.2 No Contract of Employment. The establishment of this Supplemental Pension Plan or any modification thereof shall not give any Employee or other person the right to remain in the service of the Company or any of its subsidiaries or affiliates, and all Employees and other persons shall remain subject to discharge to the same extent as if the Supplemental Pension Plan had never been adopted.
4.3 Compensation Committee. This Supplemental Pension Plan shall be administered by the Compensation Committee appointed by the Board of Directors of Trane Technologies plc, or any successor committee appointed by Trane Technology plc’s Board of Directors (or if Trane Technologies plc is a subsidiary of any other company, of the ultimate parent company), (the “Compensation Committee”). The Compensation Committee has delegated to the members of the administrative committee appointed by the Company’s Chief Executive Officer (the “Administrative Committee”) the authority to administer this Supplemental Pension Plan in accordance with its terms. Subject to review by the

Compensation Committee, the Administrative Committee shall make all determinations as to the right of any person to a benefit. Any denial by the Administrative Committee of the claim for benefits under this Supplemental Pension Plan by an Employee or beneficiary shall be stated in writing by the Administrative Committee in accordance with the claims procedures annexed hereto as Appendix I.
4.4 Entire Agreement; Successors. This Supplemental Pension Plan, including any subsequently adopted amendments, shall constitute the entire agreement or contract between the Company and any Employee regarding this Supplemental Pension Plan. There are no covenants, promises, agreements, conditions or understandings, either oral or written between the Company and any Employee relating to the subject matter hereof, other than those set forth herein. This Supplemental Pension Plan and any amendment shall be binding on the Company and the Employee and their respective heirs, administrators, trustees, successors, and assigns, including but not limited to, any successors to the Company by merger, consolidation or otherwise by operation of law, and on all designated beneficiaries of the Employee.
4.5 Severability. If any provision of this Supplemental Pension Plan shall to any extent be invalid or unenforceable, the remainder of the Supplemental Pension Plan shall not be affected thereby, and each provision of the Supplemental Pension Plan shall be valid and enforced to the fullest extent permitted by law.
4.6 Application of Plan Provisions. All relevant provisions of the Qualified Pension Plan shall apply to the extent applicable to the contractual obligations of the Company under this Supplemental Pension Plan. Benefits provided under the Supplemental Pension Plan are independent of, and in addition to, any payments made to Employees under any other plan, program, or agreement between the Company and Employees, or any other compensation payable to the Employee by the Company, or by any subsidiary, or affiliate of the Company.
4.7 Governing Law. Except as preempted by federal law, the laws of the state of Delaware shall govern this Supplemental Pension Plan.
4.8 Participant as General Creditor. The Company shall have the right to establish a reserve or make any investment for the purposes of satisfying its obligation hereunder for payment of benefits at its discretion, provided, however, that no Employee eligible to participate in this Supplemental Pension Plan shall have any interest in such investment or reserve. To the extent that any person acquires a right to receive benefits under this Supplemental Pension Plan, such rights shall be no greater than the right of any unsecured general creditor of the Company.
4.9 Nonassignability. The right of any Employee or any beneficiary in any benefit hereunder shall not be subject to attachment or other legal process for the debts of such Employee or beneficiary, nor shall any such benefit be subject to anticipation, alienation, sale, transfer, assignment or encumbrance.

IN WITNESS WHEREOF, the Company has caused this amendment and restatement to be executed by its duly authorized representative this 18th day of December, 2020.
TRANE TECHNOLOGIES COMPANY LLC
By:    /s/ Lynn Castrataro
Lynn Castrataro
Vice President, Total Rewards

APPENDIX I
Claim Procedures
Employees, their beneficiaries, if applicable, or any individual duly authorized by them, shall have the right under the Supplemental Pension Plan II and the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), to file a written claim for benefits from the Supplemental Pension Plan II in the event of a dispute over such Employee’s entitlement to benefits. All claims, including claims that involve a determination of disability by the Administrative Committee, must be submitted to the Administrative Committee, or its delegate, in writing and within one year of the date on which the lump sum payment was made or allegedly should have been made. For all other claims, the date on which the action complained of occurred.
Timing of Claim Decision
If an Employee’s claim is denied, in whole or in part, the Administrative Committee, or its delegate, will give the Employee (or his or her representative) a written (or electronic) notice of the decision within 90 days after the Employee’s claim is received by the Administrative Committee, or its delegate, or within 180 days if special circumstances require an extension of time with respect to a determination of the claim. If the claim for benefits relates to disability benefits, the Employee (or his or her representative) will be given a written (or electronic) notice within 45 days after his or her claim is received by the Administrative Committee, or its delegate, unless special circumstances require an extension of time. The Administrative Committee, or its delegate, may extend the period no more than twice for up to 30 days for each extension to make a determination of a disability benefit claim. The Employee (or his or her representative) will be notified if any extensions are required, the special circumstances requiring an extension, and the date a determination is expected. If any additional information is needed to process an Employee’s claim for disability benefits, the Employee will be advised of the additional information that is needed and the standards on which the benefit entitlement is based, and he or she will have at least 45 days to provide the needed information. Failure to provide additional requested information may result in the denial of the claim.
Notice of Claim Denial
If the Employee is denied a claim for benefits, the Administrative Committee, or its delegate, will provide such Employee with a written or electronic notice setting forth:
1.    The specific reason(s) for the denial;
2.    Specific reference(s) to pertinent Supplemental Pension Plan II provisions upon which the denial is based;
3.    A description of any additional material or information necessary for you to perfect the claim, and an explanation of why such material or information is necessary;

4.    A description of the Supplemental Pension Plan II’s claims review procedure and the time limits applicable to such procedures, including a statement of your right to bring a civil action under Section 502(a) of ERISA following the exhaustion of the Supplemental Pension Plan II’s administrative process;
5.    If a claim based on disability was denied in reliance upon an internal rule, guideline, protocol or other similar criterion, the internal rule, guideline, protocol or other criteria will be described, or the notice will include a statement that no such rule, guideline, protocol or other criteria exists or, if the determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgement for the determination, applying the terms of the plan to the Employee’s medical circumstances or a statement that such explanation will be provided free of charge upon request; and,
6.    A statement that you have the right to appeal the decision.
Appeal of Claim Denial
The Employee (or his or her representative) may request a review of a denial of a claim to the Administrative Committee, or its delegate, by filing a written application for review within 60 days (or, for disability claims, 180 days) after his or her receipt of the written notice of the denial of the claim. The filing of an appeal is mandatory if the Employee later determines that he or she wants to initiate a lawsuit under ERISA Section 502(a). The Administrative Committee, or its delegate, will conduct a full and fair review of the claim denial.
The Employee shall have the opportunity to submit written comments, documents, records and other information relating to his or her claim without regard to whether such information was submitted or considered in the initial benefit determination and be provided, upon request, and free of charge, reasonable access to and copies of, all documents, records and other information relevant to the Employee’s claim. The Administrative Committee will re-examine your claim, along with all comments, documents, records and other information that you submit relating to the claim, regardless of whether or not it was submitted or considered in the initial determination.
For claims involving disability benefits, the review shall:
1.    Not afford deference to the initial adverse benefit determination;
2.    Provide for the identification of medical or vocational experts whose advice was obtained on behalf of the Supplemental Pension Plan II in connection with the appeal, if applicable;
3.    In deciding an appeal that is based in whole or in part on a medical judgment, the decision maker shall consult with a health care professional who has appropriate experience in the field of medicine and who was not consulted in connection with the initial adverse determination and is not the subordinate of someone who did; and
4.     In advance of the Administrative Committee rendering any adverse benefit decision on review, the Employee will be provided, free of charge, with any new or additional evidence considered, relied on or generated by the Supplemental Pension Plan II in connection with the claim and any new or additional rationale of the Administrative Committee in time sufficient to give the Employee a reasonable opportunity to respond before any such adverse benefit determination is rendered.
Timing of Decision on Appeal
The Administrative Committee, or its delegate, shall notify the Employee (or his or her representative) of the determination on review within 60 days (or, for disability claims, 45 days) after receipt of the Employee’s request for review, unless the Administrative Committee, or its delegate, determines that special circumstances require an extension. The extension may not be longer than 60 days (or, for disability claims, 45 days). The Employee (or his or her representative) shall be notified if any extension is required, the special circumstances requiring an extension and the date when a determination is expected before the end of the initial 60 day (for disability claims, 45 day) period. Subject to the Compensation Committee, the Administrative Committee’s, or its delegate’s, decision shall be final and binding on all parties.
Notice of Benefit Determination on Review of an Appeal
The Administrative Committee, or its delegate, will provide the Employee (or his or her representative) with a written or electronic notice of the determination on review and, if the claim on review is denied:
1.    The specific reason or reasons for the denial;
2.    The specific Supplemental Pension Plan II provision(s) on which the decision is based;
3.    A statement that the Employee is entitled to receive upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim for benefits;
4.    If a claim based on disability was denied in reliance upon an internal rule, guideline, protocol or other similar criterion, the internal rule guideline, protocol or other criteria will be described, or the notice will include a statement that no such rule, guideline, protocol or other criteria exists or, if the determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgement for the determination, applying the terms of the plan to the Employee’s medical circumstances or a statement that such explanation will be provided free of charge upon request; and
5.    A statement that the Employee shall have a right to bring a civil action under Section 502(a) of ERISA following exhaustion of the Supplemental Pension Plan II’s administrative processes and a description of the limitations period discussed below.
Discretionary Authority to Decide Claims and Appeals
The Administrative Committee, or its delegate, shall have full discretionary authority to determine eligibility under the Supplemental Pension Plan II’s terms, to interpret and apply the terms and provisions of the Supplemental Pension Plan II, to resolve discrepancies and ambiguities, and to make final decisions on the appeal by an Employee of an initial denied claim. Subject to Compensation Committee, the Administrative Committee’s, or its delegate’s, decision will be final and binding on all parties.
Right to File a Lawsuit Under ERISA
In the event an Employee’s appeal under the Supplemental Pension Plan II is denied by the Administrative Committee, or its delegate, he or she shall have the right to file a lawsuit under ERISA Section 502(a). Any such lawsuit must be filed within 12 months of the appeal having been denied. Any lawsuit filed shall be governed by ERISA, or to the extent not preempted, the laws of the State of Delaware.